EXHIBIT 7.1

AGREEMENT TO FILE JOINT SCHEDULE 13D

Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Capital City Bank Group, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 17th day of June, 2013.

ESTATE OF ROBERT HILL SMITH

By:	/s/ Douglas W. Smith
Douglas W. Smith
Co-Personal Representative

/s/ Douglas W. Smith
Douglas W. Smith

/s/ E. Drew Mitchell
E. Drew Mitchell